Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 29,2025 with respect to the consolidated financial statements of Maase Inc. (formerly known as Highest Performances Holdings Inc. or Puyi Inc.) as of and for the years ended June 30,2025 in this Registration Statement on Form 20-F and the related prospectus of Maase Inc., filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP
Singapore, Singapore
October 29, 2025

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